CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated March 24, 2016, with respect to the financial statements of Wells Fargo Municipal Money Market Fund (formerly Wells Fargo Advantage Municipal Money Market Fund) and Wells Fargo National Tax-Free Money Market Fund (formerly Wells Fargo Advantage National Tax-Free Money Market Fund), two of the funds comprising the Wells Fargo Funds Trust, as of January 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Financial Statements” in the Prospectus/Proxy Statement.

/s/ KPMG LLP

Boston, Massachusetts

September 13, 2016